Exhibit 99.1

Private Placement Memorandum Dated October 10, 2006

PRIVATE PLACEMENT MEMORANDUM

STRICTLY CONFIDENTIAL

$41,515,000

SCOTIA PACIFIC COMPANY LLC

7.11% Series B Class A-2 Timber Collateralized Notes due 2028

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We are reselling up to $41,515,000 principal amount of 7.11% Series B Class A-2 Timber Collateralized Notes due 2028 (the "Repurchased Notes" or the "Notes"). The Repurchased Notes constitute 4.8% of the approximately $867.2 million of our Timber Collateralized Notes due 2028 (the "Timber Notes") that we originally issued in June 1998. We acquired these Notes subsequent to their original issuance and are reselling them as described in this private placement memorandum. The Notes will be sold at a price of $750 per $1,000 principal amount, plus accrued interest, if any, from July 20, 2006. The minimum initial investment in the Notes is $1.0 million. We will pay interest on the Notes semi-annually on January 20 and July 20 of each year, beginning January 20, 2007, and until the Notes mature on July 20, 2028 (or are sooner repaid in accordance with their terms). The interest rate for the Notes for each interest period will be a per annum rate equal to 7.11%. The Timber Notes are secured by a lien on (i) our timber, timberlands and timber rights, (ii) certain contract rights and other assets, (iii) the proceeds of the foregoing assets and (iv) funds held by the Trustee in various accounts relating to the Timber Notes. Under certain circumstances, including in the event of an acceleration under our line of credit, amounts owed under our line of credit would be repaid prior to repayments of interest or principal on the Timber Notes. The Notes will have the benefit of a Registration Rights Agreement. When re-sold by us, the Repurchased Notes will not be "fungible" with other outstanding Class A-2 Timber Notes for purposes of determining "original issue discount" under applicable U.S. federal income tax laws. See "Certain U.S. Federal Income Tax Considerations."

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Investing in the Notes involves a high degree of risk. You should carefully consider the risks described in "Risk Factors" beginning on page 13, together with the other information in this private placement memorandum and in our filings with the Securities and Exchange Commission or derived from your own examination of us and the terms of the Notes, before making your decision to buy the Notes.

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The offering of the Notes under this private placement memorandum has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. The Notes may not be offered or sold in the United States absent registration under, or an exemption from, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, we are offering the Notes in reliance on a private placement exemption from registration under Section 4(2) of the Securities Act and other applicable laws only to investors that are "qualified institutional buyers" (as defined in Rule 144A promulgated under the Securities Act). The Notes will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. See "Notice to Investors; Transfer Restrictions."

These exemptions apply to offers and sales of securities that do not involve a public offering. The Notes have not been approved or recommended by any federal, state or foreign securities authorities, nor have any of these authorities passed upon the merits of this offering or determined that this private placement memorandum is accurate or complete. Any representation to the contrary is a criminal offense.

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The Notes are securities for which there currently is a limited trading market, and an active trading market in the Notes may never develop. The placement agent has advised us that it does not currently intend to make a market in the Notes. Even if the placement agent does in the future make a market in the Notes, it may discontinue market-making at any time without notice. We do not intend to apply for the listing of the Notes on any securities exchange. We expect the Notes to be eligible for designation in the PORTAL® Market of NASD, Inc., and we will enter into a Registration Rights Agreement pursuant to which we will agree to file a shelf registration statement to cover resales of the Notes under the Securities Act, subject to the terms of the Registration Rights Agreement. See "Registration Rights" beginning on page 28 of this private placement memorandum.

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We will offer the Notes to you, subject to certain conditions. We reserve the right to reject any commitment to purchase the Notes in whole or in part and to allot any prospective purchaser less than the full amount of Notes sought by it. We expect to deliver the Notes through the facilities of The Depository Trust Company on or about October 11, 2006.

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Imperial Capital, LLC

Placement Agent

TABLE OF CONTENTS

Page

Summary
Risk Factors
Use of Proceeds
Certain U.S. Federal Income Tax Considerations
Notice to Investors; Transfer Restrictions
Registration Rights
Private Placement

Annex A:

Indenture, dated July 20, 1998, between the Company and The Bank of New York Trust Company, N.A., as successor Trustee ("Trustee") (as amended by the First Supplemental Indenture and the Second Supplemental Indenture below, the "Indenture") and certain exhibits thereto

Annex B:	First Supplemental Indenture, dated July 16, 1999, to the Indenture

Annex C:	Second Supplemental Indenture, dated November 18, 1999, to the Indenture and the exhibits thereto

Annex D:	Form of Securities Purchase Agreement

Annex E:	Form of Registration Rights Agreement

Annex F:	Information Regarding Original Issue Discount

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By accepting delivery of this private placement memorandum, you agree to the following:

This private placement memorandum is confidential and is being furnished by us solely for the purpose of enabling a prospective investor to consider purchasing the Notes in connection with a private placement of the Notes exempt from registration under Section 4(2) of the Securities Act.

By accepting delivery of this private placement memorandum, you are deemed to acknowledge, represent and agree that:

•	you are a qualified institutional buyer (as defined in Rule 144A promulgated under the Securities Act);
•	you are aware that the offer of the Notes is being made in reliance on a private placement exemption from registration provided under Section 4(2) of the Securities Act and other applicable laws;
•

the information contained in this private placement memorandum or in any supplemental materials provided by us is not to be used for any purpose other than in connection with your consideration of your purchase of the Notes;

•

the information contained in this private placement memorandum or in any supplemental materials provided by us is of a confidential nature and your use of the information is subject to the terms of a confidentiality agreement between you and us;

•

you will not, directly or indirectly, disclose or permit your affiliates or representatives to disclose any of the information contained in this private placement memorandum or in any supplemental materials to any other person other than your affiliates or representatives;

•	you will not reproduce this private placement memorandum or any supplemental information, in whole or in part, without our prior written consent;
•	you will carefully review this private placement memorandum; and
•	if you are unable to acknowledge, represent or agree to the above, you will not review this private placement memorandum and will promptly notify us by facsimile at:

Scotia Pacific Company LLC

Attention: General Counsel

Facsimile No.: 707-764-4269

__________________________

In making your investment decision, you should only rely on the information contained in or accompanying this private placement memorandum, our filings with the Securities and Exchange Commission (the "SEC") referred to below under "Where You Can Find More Information" and your own examination of us and the terms of the Notes. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This private placement memorandum does not contain all of the information that would normally appear in a prospectus for an offering registered under the Securities Act. You should conduct (and upon purchase of the Notes will be deemed to have made) your own independent investigation of our creditworthiness, financial condition and prospects. Neither this private placement memorandum nor any related enclosures, documents or additional information is intended to provide the sole basis for any credit or other evaluation of us. You should not assume that the information contained in or accompanying this private placement memorandum is accurate as of any date other than the date on the front cover page.

The Notes are suitable only as an investment for, and are being offered only to, qualified institutional buyers that have the ability to evaluate the merits and risks of an investment in the Notes and the ability to assume the economic risks involved in this type of investment. The Notes are being offered as a private placement in the United States to a limited number of qualified institutional buyers in reliance upon a private placement exemption from registration under Section 4(2) of the Securities Act and other applicable laws and will not be registered under the Securities Act or under the laws of any state. The Notes will constitute restricted securities. The Notes are securities for which there currently is no active trading market, and an active trading market in the Notes may never develop. The placement agent has advised us that it does not currently intend to make a market in the Notes. Even if the placement agent does in the future make a market in the Notes, it may discontinue market-making at any time without notice. We do not intend to apply for the listing of the Notes on any securities exchange. We expect the Notes to be eligible for designation in the PORTAL® Market of NASD, Inc. You may have to bear the financial risks of investing in the Notes for an indefinite period of time. See "Notice to Investors; Transfer Restrictions."

Neither the SEC nor the regulatory authority of any state has endorsed the merits of this offering or passed upon the accuracy or adequacy of this private placement memorandum. No action has been taken in any jurisdiction, including the United States, by us or the placement agent that would permit the public offering of the Notes offered hereby in any jurisdiction where action for that purpose is required. The Notes offered by this private placement memorandum may not be offered or sold, directly or indirectly, nor may this private placement memorandum or any other offering material or advertisements in connection with the offer and sale of the Notes be distributed or published in any jurisdiction, except in compliance with the laws of each applicable jurisdiction. You are advised to inform yourself about and to observe any restrictions relating to the offering of the Notes and distribution of this private placement memorandum. This private placement memorandum does not constitute an offer to purchase or a solicitation of an offer to sell any of the Notes offered by this private placement memorandum in any jurisdiction in which the offer or solicitation is unlawful.

Imperial Capital, LLC is acting as our placement agent in connection with the sale of the Notes. We have prepared this private placement memorandum, and we are solely responsible for its contents. The placement agent and its respective directors, officers, employees, representatives and controlling persons have no responsibility for making any independent investigation of the information contained in this private placement memorandum or our filings with the SEC and make no representation or warranty to you, express or implied, with respect to us, our filings with the SEC or any other publicly available information, the accuracy, completeness or adequacy of this private placement memorandum, the advisability of purchasing the Notes, or the execution, validity or enforceability of the Notes or any documents delivered in connection with the Notes. The placement agent will not be liable for any loss or damages of any kind resulting from the use of the information contained in or accompanying this private placement memorandum or any supplemental information otherwise supplied to you by us.

In order to purchase the Notes, you will be required to deliver a signed Securities Purchase Agreement in the form attached as Annex D to this private placement memorandum and make various representations, warranties and agreements, including that:

•	you have received a copy of this private placement memorandum;
•	you are a qualified institutional buyer that is willing and able to conduct an independent investigation of the risks of ownership of the Notes;
•	you are aware of the need to conduct and have conducted your own investigation of us and the terms of the Notes;

•	you have not relied on the placement agent or on any statements or other information provided by the placement agent concerning us or the terms of this offering;
•	you have had access to our public filings with the SEC and to other public information as you deem necessary to make your decision to purchase the Notes; and
•	you have been offered the opportunity to ask us questions and receive answers from us as you deemed necessary in connection with your decision to purchase the Notes.

For a more complete description of these representations, warranties and agreements, see "Notice to Investors; Transfer Restrictions."

We are not providing you with any legal, business or tax advice in this private placement memorandum. You should consult your own advisors to assist you in making your investment decision and to advise you whether you are legally permitted to purchase the Notes. You must comply with all laws that apply to you in any place in which you buy, offer or sell any Notes or possess this private placement memorandum. You must also obtain any consents or approvals that you need in order to purchase the Notes. Neither we nor the placement agent are responsible for your compliance with these legal requirements.

Where You Can Find More Information

We file annual, quarterly and current reports with the SEC. You can inspect and copy these reports at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC's website. The address of this site is http://www.sec.gov. Other information on, or linked to or from, the SEC's website is not part of this private placement memorandum.

Special Note Regarding Forward-Looking Statements and Other Factors

This private placement memorandum contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this private placement memorandum that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

These forward-looking statements are often identified by the use of terms and phrases such as "achieve," "anticipate," "believe," "estimate," "expect," "forecast," "plan," "may," "will," "should," "could," "intend," "seek," "project," "propose," "strategy" and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this private placement memorandum.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed under the heading "Risk Factors" beginning on page 13 of this private placement memorandum and those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 (our "Form 10-K"), as updated in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (our "Form 10-Q's"), each as filed with the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements are made as of the date of this private placement memorandum. We assume no obligation to update or revise these forward-looking statements or provide reasons why actual results may differ.

SUMMARY

The following summary does not contain all the information that may be important to you and is qualified in its entirety by more detailed information appearing elsewhere in this private placement memorandum. You should read the entire private placement memorandum, paying particular attention to the risks set forth under the heading "Risk Factors," request from us all additional public information you wish to review relating to us and the Notes and complete your own examination of us and the terms of the Notes before making an investment decision. In this private placement memorandum, unless the context requires otherwise: "we," "us," "our," and "the Company" refer to Scotia Pacific Company LLC.

The Company

We own, and our obligations under the Timber Notes described below (including the Repurchased Notes), are secured by (1) as of July 31, 2006, approximately 200,000 acres of virtually contiguous commercial timberlands in Humboldt County along the northern California coast, which we refer to as "our timber property," (2) the timber and related harvesting rights, which we refer to as "our timber rights," with respect to an additional approximately 10,600 acres of timberlands that are owned by The Pacific Lumber Company, our parent, and Salmon Creek LLC, an affiliate, which we refer to as "Palco" and "Salmon Creek," respectively, (3) certain computer hardware and software, including a geographic information system, or "GIS", containing information on numerous aspects of these timber properties, including timber type, site productivity class, wildlife and botanical data, geological information, roads, rivers and streams (subject to certain rights of concurrent use by Palco), (4) various intercompany and other agreements, and (5) certain other assets. Substantially all of our assets are pledged as security for the Timber Notes. We refer to the timberlands that we own and the timberlands that are subject to our timber rights together as "our timberlands." We refer to the timber located on our timberlands as "our timber."

We are a wholly-owned subsidiary of Palco, and we were organized as a special purpose entity in May 1998 to facilitate the sale of our 6.55% Series B Class A-1 Timber Collaterized Notes due 2028, which we refer to as our "A-1 Timber Notes," our 7.11% Series B Class A-2 Timber Collateralized Notes due 2028, which we refer to as our "A-2 Timber Notes," and our 7.71% Series B Class A-3 Timber Collateralized Notes due 2028, which we refer to as our "A-3 Timber Notes." Palco is a wholly-owned subsidiary of MAXXAM Group Inc., or "MGI", which is indirectly wholly-owned by MAXXAM Inc., a publicly traded company. For a more detailed description of our business, see Item 1. "Business" in our Form 10-K.

Our operations have been, and continue to be, significantly and adversely affected by, among other things, delays by the California North Coast Regional Water Quality Control Board, which we refer to as the "North Coast Water Board," in releasing for harvest a number of our timber harvesting plans, or "THPs", even though the THPs have already been approved by the other government agencies that review our THPs. See Item 1. "Business-Regulatory and Environmental Factors-Water Quality" and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Financing and Investing Activities" in our Form 10-K as updated in our Form 10-Q's.

The descriptions of the Notes and the Indenture contained in this private placement memorandum are summaries only, and you are strongly encouraged to read the Indenture, a copy of which is included as Annexes A, B and C to this private placement memorandum. The description of the Indenture and its provisions are qualified by the full text of the Indenture.

Our principal executive office is located at 125 Main Street, 2nd Floor, Scotia, California. Our main telephone number at that address is (707) 764-2330.

The Notes

Issuer	Scotia Pacific Company LLC
Securities Offered	Up to U.S. $41.5 million principal amount of 7.11% Series B Class A-2 Timber Collateralized Notes due 2028.
Offering Price	The Notes will be sold at a price of $750 per $1,000 principal amount, plus accrued interest, if any, from July 20, 2006.
Maturity Date	The Notes mature on July 20, 2028.
Interest Rate	The Notes bear interest at 7.11%.
Interest Payment Dates

Interest on the Notes will be payable semi-annually in arrears on January 20 and July 20 of each year. If any interest payment date is not a business day, then payment of interest will be made on the next succeeding business day. The Notes will bear interest from July 20, 2006 and holders of the Notes will be entitled to receive interest on the Notes from that date.

Collateral

The Timber Notes, including the Notes, are secured by a lien on and security interest in, or an assignment of, mortgaged property, which include our timber property, our timber rights, certain computer hardware and software, including the GIS (subject to certain rights of concurrent use with Palco), various intercompany and other agreements, certain other assets, and the proceeds of all of the foregoing.

Scheduled Amortization Reserve Account

Amounts, if any, available in the Scheduled Amortization Reserve Account (the "SAR Account") will be applied to reduce the outstanding principal amount of the Timber Notes. Holders of the Timber Notes will be entitled to receive premiums if we fail to pay the Timber Notes in accordance with Scheduled Amortization, as specified by the Indenture. See Annexes A, B and C.

Form and Denomination

The Notes will be represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. The Notes will be sold in minimum denominations of $1,000 and integral multiples of $1,000 in excess of that amount.

Private Placement

The Notes are being offered only to investors that are qualified institutional buyers in reliance on a private placement exemption from registration under Section 4(2) of the Securities Act and other applicable laws. For a description of the procedures to be followed by offerees wishing to purchase the Notes, see "Private Placement."

Transfer Restrictions

The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and are subject to certain restrictions on transfer. See "Notice to Investors; Transfer Restrictions."

Registration Rights

Holders of the Notes will receive the benefit of a Registration Rights Agreement. Under the Registration Rights Agreement, we will agree to file a shelf registration statement to cover resales of the Notes under the Securities Act. See "Registration Rights."

Use of Proceeds

The Notes are held in the SAR Account. The net proceeds of this offering will be deposited into the SAR Account in accordance with the Indenture to fund repayments of principal of the Timber Notes in accordance with Scheduled Amortization, as specified by the Indenture.

Flow of Funds

From time to time, we receive proceeds from the sale of our timber property and our timber rights, including from sales under our program to sell certain timberland properties, as well as various non-timberland properties, such as ranchlands and recreational areas, which we refer to as our "Land Sale Program". Under the Indenture, these proceeds, together with substantially all of our other revenues, are required to be deposited into the Collection Account (as defined in the Indenture) and used in accordance with the terms of the Indenture. Unless our obligations under the Timber Notes or our line of credit are accelerated, the funds in the Collection Account will be applied each month in the following order (capitalized terms below that are not defined in this private placement memorandum have the meanings provided in the Indenture):

1.    To fund the Expense Reserve in an amount that, when added to funds already in the Expense Reserve, is at least $1.1 million and is otherwise sufficient to pay unpaid timber yield taxes and estimated expenses payable prior to the next monthly payment date;

2.    To pay the fees and expenses of the Trustee, the Collateral Agent and the Liquidity Provider (in the case of the Liquidity Provider, excluding fees in excess of those in effect at the time of the issuance of the Timber Notes);

3.    Unless our line of credit has been fully drawn (because either the Liquidity Provider has failed to renew our line of credit or no longer has the required debt rating) and has not been replaced, to pay accrued interest and principal to the Liquidity Provider (excluding interest in excess of the rate in effect on the date of the issuance of the Timber Notes);

4.    To fund the Payment Account in an amount determined by a formula provided in the Indenture;

5.    If our line of credit has been fully drawn (because either the Liquidity Provider has failed to renew our line of credit or no longer has the required debt rating) and has not been replaced, to the Payment Account an amount determined by formula intended to provide for the amortization of the interest (excluding interest in excess of the rate in effect on the date of the issuance of the Timber Notes) and principal owed to the Liquidity Provider;

6.    If our line of credit has been fully drawn (because either the Liquidity Provider has failed to renew our line of credit or no longer has the required debt rating) and has not been replaced, to the Liquidity Account an amount sufficient to fund all interest accrued on the Timber Notes through such date;

7.    To fund the Expense Reserve in an amount equal to estimated expenses for the next six months (after taking into account estimated revenues and other amounts to become available to the Company for such period);

8.    To pay the Liquidity Provider's fees and interest in excess of those permitted to be paid under paragraphs 2 and 3 above;

9.    To transfer to the Payment Account an amount determined by a formula provided in the Indenture (or, if a Trapping Event or certain events of default have occurred, 100% of the remaining funds);

10.  To transfer to the SAR Account an amount determined by a formula provided in the Indenture; and

11.  To transfer to us any remaining funds.

The amount to be transferred from the Collection Account to the Payment Account on each monthly deposit date will (to the extent cash is available) be calculated so that the amount in the Payment Account is sufficient to pay (1) all accrued interest and deficiency premiums, if any, on the Timber Notes and (2) an appropriate portion of principal amortization and Prepayment Premium expected to be payable on the Timber Notes, and an appropriate portion of any amounts expected to be payable to the Liquidity Provider, on the next note payment date.

Subject to the priority specified above, we expect that all of the net proceeds from sales under our Land Sales Program will be available to pay interest on the Timber Notes.

DTC Eligibility

The Notes will be available only in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any interest may not be exchanged for certificated securities, except in limited circumstances.

Listing and Trading	The Notes are expected to be eligible for trading in PORTAL®; however, we cannot assure you as to the liquidity of, or trading market for, the Notes.
Risk Factors

Investing in the Notes involves a high degree of risk. You should carefully consider all of the information in this private placement memorandum (including the annexes hereto) and the Securities Purchase Agreement. In particular, you should evaluate the factors under ''Risk Factors'' beginning on page 13 for risks involved with an investment in the Notes.

The terms and conditions of the Repurchased Notes will be substantially similar to the existing Timber Notes and will be governed by the same Indenture, except that the Repurchased Notes will, as discussed in "Certain U.S. Federal Income Tax Considerations," have different "original issue discount" attribution from the other A-2 Timber Notes and, accordingly, will bear a different CUSIP number and will not be "fungible" with other outstanding A-2 Timber Notes for purposes of determining "original issue discount" under applicable U.S. federal income tax laws.

Any descriptions of the Timber Notes contained in this private placement memorandum are qualified in their entirety by the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, copies of which are attached to this private placement memorandum as Annexes A, B and C, respectively.

RECENT DEVELOPMENTS

Future Harvest Levels

We have conducted extensive reviews and analyses of our assets, operations and future prospects. As a result of these extensive reviews and analyses, we have concluded that, in the absence of significant regulatory relief and accommodations, our future annual timber harvest levels and cash flows from operations will for at least the next several years be substantially below both historical harvest levels and the minimum levels necessary in order to allow us to satisfy our debt service obligations in respect of the Timber Notes. We have announced that our estimated average annual harvest levels over the ten-year period beginning in 2006 is estimated to be approximately 100 million board feet per year. This harvest level reflects our estimate of the cumulative impact of ongoing regulatory limitations, prescriptions, and other actions and is based on a number of assumptions that many or may not prove to be accurate. Actual harvest levels may even be lower, depending on the outcome of various assumptions.

Regulatory Matters

The North Coast Water Board is requiring us and Palco to apply various waste discharge reporting, mitigation and erosion control requirements in respect of timber harvesting activities in several watersheds, and is likely to impose additional measures in the future. The North Coast Water Board in December 2003 directed its staff to formulate watershed-wide waste discharge requirements, or "WWDRs," for the Freshwater and Elk River watersheds on our timberlands. THPs in these two watersheds represent a significant portion of the harvest planned in 2006 and for the next several years. As harvesting activities on our timberlands cannot readily be moved between watersheds due to, among other things, historic harvest patterns, adjacency restrictions, and the age classes of trees, development of WWDRs and other matters (as described in the "Regulatory and Environmental Factors" section of Note 5 to the unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006) have in the past and are expected to continue to result in reduced harvest and less predictability in the future regarding the mix of logs available for sale by us to Palco which negatively impacts cash flow.

As the WWDRs had not yet been formulated for the Freshwater and Elk River watersheds, the North Coast Water Board for some time failed to release for harvest a number of our THPs that had already been approved by the other governmental agencies which approve our THPs. The North Coast Water Board subsequently allowed harvesting on a portion of the approved THPs; however, the State Water Board later disallowed harvesting on a portion of the THPs that had been released by the North Coast Water Board. On May 8, 2006, the North Coast Water Board adopted WWDRs for the Freshwater and Elk River watersheds. The North Coast Water Board's decision had the effect of allowing harvesting in these two watersheds in 2006 and future years to begin once THPs were reviewed and enrolled by the staff of the North Coast Water Board, up to approximately 50% of the harvest limit established by the California Department of Forestry and Fire Protection, which we refer to as the "CDF Harvest Limit," for these two watersheds. The North Coast Water Board's decision also allowed the enrollment of additional THPs, bringing the total to approximately 75% of the CDF Harvest Limit for these two watersheds, upon approval of a monitoring and reporting program by the Executive Officer of the North Coast Water Board's staff. On September 29, 2006, the monitoring and reporting program was approved, which has the effect of allowing enrollment by the staff of the North Coast Water Board of the additional THPs for these two watersheds planned for harvest in 2006. This monitoring and reporting program will also govern future THPs in these two watersheds.

We generally refer to the unit volume of logs in either Mbf, which is one thousand board feet, net Scribner scale, or Mbfe. The Mbfe concept was used in structuring the Timber Notes in order to take account of the relative values of the species and categories of timber included in our timber. Under the Mbfe concept, one thousand board feet (one Mbf), net Scribner scale, of old growth redwood timber equates to one Mbfe. One Mbf of each other species and category of timber included in our timber was assigned a value in Mbfe equal to a fraction of an Mbfe. This fraction was generally determined by dividing the SBE Price applicable to such species and category for the first half of 1998 by the SBE Price applicable to old growth redwood for the first half of 1998. Mmbf refers to thousands of Mbf, and Mmbfe refers to thousands of Mbfe.

Our historical and estimated future harvest volumes are set forth in the following table:
	MMBF				MMBFE
	Redwood	Douglas Fir	Other	Total	Total
1998	126	31	3	160	116
1999	65	32	3	100	69
2000	112	36	6	153	109
2001	123	39	5	168	117
2002	128	42	9	179	125
2003	125	35	7	167	117
2004	96	42	6	144	96
2005	99	40	7	146	98
2006 YTD (1)	28	6	1	35	25
Estimated 2006-2015 (2)	65	30	5	100	69
Notes: (1) Through June 30, 2006 (2) Estimated average annual harvest level during such time period

Our 2006 harvest estimates are based, among other things, on the following: as of July 31, 2006, (1) we had harvested 48 Mmbf, (2) the harvest of an additional 50 Mmbf had been approved by the CDF and is either in the process of being harvested or is scheduled to be harvested once we receive the necessary approvals of the North Coast Water Board staff, and (3) we had submitted for approval additional THPs sufficient to cover the remaining 2 Mmbf.

Log Sales to Palco

We sell our logs to Palco according to terms set forth in a Master Purchase Agreement which contemplates that all sales of logs by us to Palco will be at fair market value (based on stumpage prices) for each species and category of timber. The Master Purchase Agreement provides that if the purchase price equals or exceeds the SBE Price (as defined below) and a structuring price set forth in a schedule to the Indenture, the purchase price is deemed to be at fair market value. If the purchase price equals or exceeds the SBE Price, but is less than the structuring price, then we are required to engage an independent forestry consultant to confirm that the purchase price reflects fair market value. "SBE Price" is the applicable stumpage price for each species of timber and category thereof pursuant to the most recent "Harvest Value Schedule" (or any successor publication) published by the California State Board of Equalization (or any successor agency) applicable to the timber sold during the applicable period.

Harvest Value Schedules are published twice a year for purposes of computing a yield tax imposed on timber harvested between January 1 through June 30 and July 1 through December 31. SBE Prices are not necessarily representative of actual prices that would be realized from unrelated parties at subsequent dates.

The following table presents our historical price, volume and revenue amounts for the periods indicated (revenues in millions).

	Six Months Ended 6/30/2006				Six Months Ended 6/30/2005
	MBF	MBFE	Price $/MBFE	Revenues	MBF	MBFE	Price $/MBFE	Revenues

Redwood	27,780	21,300	$ 982	$ 21.0	43,673	33,100	$ 852	$ 28.2
Douglas Fir	6,261	3,100	611	1.9	18,223	9,000	578	5.2
Other	1,295	400	360	0.1	3,559	1,100	78	0.1
	35,336	24,800	$ 926	$ 23.0	65,455	43,200	$ 775	$ 33.5

In June 2005, the California State Board of Equalization adopted the new Harvest Value Schedule for the second half of 2005. The prices published in that schedule reflected a 4.2% increase in the SBE Price for small redwood logs and no change for small Douglas-fir logs from the prices published for the first half of 2005.

In December 2005, the California State Board of Equalization adopted the new Harvest Value Schedule for the first half of 2006. The prices published in that schedule reflected a 5.3% increase in the SBE Price for small redwood logs and a 5.6% decrease for small Douglas-fir logs from the prices published for the second half of 2005.

In June 2006, the California State Board of Equalization adopted the new Harvest Value Schedule for the second half of 2006. The prices published in that schedule reflected a 1.3% decrease in the SBE Price for small redwood logs and no change in the SBE Price for small Douglas-fir logs from the prices published for the first half of 2006.

The following table presents SBE harvest values for redwood and Douglas fir for the size codes and periods indicated.

SBE Harvest Values

		2003		2004		2005		2006
Species	Size	JAN	JUL	JAN	JUL	JAN	JUL	JAN	JUL

Redwood	1	620	720	760	760	800	830	850	840
Redwood	2	500	600	670	700	770	780	820	810
Redwood	3	450	550	620	630	720	750	790	780
Douglas Fir	1	380	400	380	420	440	420	420	420
Douglas Fir	2	290	320	320	360	380	400	400	400
Douglas Fir	3	260	290	280	320	360	360	340	340

Notes

Size 1 = large, Size 2 = medium and Size 3 = small

Assumes logs are harvested by tractor.

Financial Information

The following table sets forth selected historical financial data from our SEC filings. This does not contain all of the information required to evaluate our creditworthiness, financial condition or prospects.

Selected Historical Financial Data

	Years Ended December 31,					Six Months Ended June 30,
($ in millions)	2001	2002	2003	2004	2005	2005	2006

Log sales to Palco	$99.0	$64.6	$73.3	$66.4	$80.1	$33.5	$23.0

Operating expenses
General and administrative	22.0	20.6	21.5	20.6	28.3	14.2	9.4
Depletion, depreciation and
amortization	12.5	13.8	13.1	11.4	11.9	5.4	4.1
Gain on sales of timberlands and
other assets	(1.2)	-	(8.3)	-	(0.1)	0.0	(5.0)
	33.3	34.4	26.3	32.0	40.1	19.6	8.5
Operating income	65.7	30.2	47.0	34.4	40.0	13.9	14.5

Other income (expense)
Interest and other income	8.3	4.6	4.6	1.0	2.6	1.2	0.4
Interest expense	(58.9)	(57.9)	(56.9)	(55.2)	(55.7)	(27.5)	(27.9)
	(50.6)	(53.3)	(52.3)	(54.2)	(53.1)	(26.3)	(27.5)

Net income (loss)	$15.1	$(23.1)	$(5.3)	$(19.8)	$(13.1)	$(12.4)	$(13.0)

Capital expenditures	$6.2	$7.2	$7.7	$7.8	$6.5	$3.1	$2.2

Capitalization Summary

($ in millions)				June 30, 2006

Line of Credit				$42.2
A-1 Timber Notes outstanding				17.3
A-2 Timber Notes outstanding				243.2
A-3 Timber Notes outstanding				463.3
Total Debt				766.0

A-1 Timber Notes held in SAR Account (1)				(6.6)
A-2 Timber Notes held in SAR Account (1)				(41.5)
Restricted cash in SAR Account				(13.1)
				(61.2)
Debt, net of Timber Notes and amounts held in the SAR Account				$704.8

Note:

(1) The Indenture provides that a Timber Note does not cease to be outstanding because we or any of our affiliates hold the timber Note. Consequently, we are required to pay and have paid interest and principal on all outstanding Timber Notes to the Holders of such Timber Notes, including those Timber Notes held in the SAR Account.

Liquidity Update

In the absence of significant regulatory relief and accommodations, our annual timber harvest levels and cash flows from operations will, for at least the next several years, be substantially below both historical levels and the minimum levels necessary to allow us to satisfy its debt service obligations in respect of the Timber Notes

In an effort to address the expected future cash shortfalls, we initiated the Land Sale Program to sell certain timberland properties, as well as various non-timberland properties, such as ranchlands and recreational areas. During the first half of 2006, we sold for $6.9 million approximately 4,200 acres of our timber property (or our timber rights in respect of certain of such acreage). In July 2006, we sold for $4.6 million an additional 2,400 acres of our timber property (or our timber rights in respect of certain of such acreage), of which $3.3 million was received prior to the July 2006 Timber Notes payment date. We expect that all of the net proceeds from sales under our Land Sale Program will be available to pay interest on the Timber Notes, in accordance with the Indenture. Please see "—The Notes— Flow of Funds" above. The aggregate estimated market value of the remaining properties included in the Land Sale Program, or "LSP Properties," should cover our expected future cash interest shortfalls, and the sale of enough LSP Properties to cover the interest shortfall should not materially reduce estimated average annual harvest levels over the next decade. There can be no assurance that the marketing efforts for the LSP properties will be successful or that the resulting proceeds, if any, will be sufficient to cover our expected future cash shortfalls. The properties included in the Land Sale Program may change from time to time.

Due to regulatory constraints and adverse weather conditions during the first half of 2006, harvest levels were lower than planned, resulting in liquidity shortfalls. We completed three timber/log purchases with MGI that provided us an aggregate of $8.1 million of additional liquidity ($4.4 million as of June 30, 2006 and $3.7 million in July 2006) to pay our expenses, including interest due in respect of the Timber Notes on the Timber Notes payment dates in January 2006 and July 2006, as discussed below.

On the Timber Notes payment date in January 2006, we used existing cash resources, all of the remaining funds available under our line of credit, and the additional funds made available from a $2.3 million timber/log purchase by MGI, to pay all of the $27.7 million of interest due (including $1.9 million of interest due on the Timber Notes we hold in the SAR Account). We also repaid $19.3 million of principal on the Timber Notes (including $7.4 million of principal on the Timber Notes we hold in the SAR Account), an amount equal to Scheduled Amortization, using funds held in the SAR Account.

On the Timber Notes payment date in July 2006, we used our existing cash resources, all of the remaining funds available under our line of credit, the additional funds made available from the Land Sale Program of $10.2 million, a $3.7 million timber/log purchase by MGI and the $2.1 million early log payment by Palco to pay all of the $27.1 million of interest due on the Timber Notes (including $1.7 million of interest due on the Timber Notes we hold in the SAR Account). We also repaid $10.0 million of principal on the Timber Notes (including $3.8 million of principal on the Timber Notes we hold in the SAR Account), an amount equal to Scheduled Amortization, using funds held in the SAR Account.

We also expect to incur substantial interest shortfalls over at least the next several years. While the proceeds from the Land Sale Program should be sufficient to cover required interest payments, there can be no assurance that we will be able to generate sufficient liquidity from the Land Sale Program or other sources. The failure to pay all of the interest on the Timber Notes when due would constitute an event of default under the Indenture. To the extent that we are unable to generate sufficient liquidity from the Land Sale Program or other sources, we expect that we will be forced to take extraordinary actions, which may include: laying off employees, shutting down various operations, and seeking protection by filing under the U.S. Bankruptcy Code, which we refer to as the "Bankruptcy Code".

Palco Liquidity Update

We derive substantially all of our revenue from Palco, and, in July 2006, Palco secured additional liquidity to fund its expected future operating cash needs.

On July 18, 2006, Palco and Britt Lumber Company, Inc., a subsidiary of Palco, as Borrowers, closed on a five-year $85.0 million secured term loan, which we refer to as the "New Palco Term Loan," and a five-year $60.0 million secured asset-based revolving credit facility, which we refer to as the "New Palco Revolving Credit Facility." The New Palco Term Loan was fully funded at closing. The New Palco Term Loan and the New Palco Revolving Credit Facility required MGI to provide a $10.0 million subordinated loan to the Borrowers, which was also funded at closing. The Borrowers used approximately (i) $34.0 million of the New Palco Term Loan to pay off Palco's prior term loan; (ii) $22.5 million of the New Palco Term Loan to pay off Palco's prior revolving credit facility and cash collateralize previously existing letters of credit; and (iii) $6.0 million to pay transaction costs. The remaining funds at closing of $32.5 million will be used for general corporate purposes. The Borrowers have not made any borrowings under the New Palco Revolving Credit Facility to date, although they currently have availability in excess of $20.0 million.

Both the New Palco Term Loan and the New Palco Revolving Credit Facility contain substantially identical restrictive covenants that limit the Borrowers' ability to incur debt, grant liens, make investments, pay dividends, make capital expenditures or merge or consolidate, and require the Borrowers to maintain a minimum level of EBITDA, along with a minimum fixed charge coverage ratio and maximum leverage ratio throughout the life of the loans. The operating cash flow estimates used to establish the EBITDA maintenance covenant are subject to a number of assumptions about future operating cash flows and actual results could differ materially from these estimates. The New Palco Term Loan also requires the Borrowers to repay a substantial portion of the outstanding principal of the New Palco Term Loan with the net proceeds from Palco's asset sale program, including the real property associated with Palco's former Fortuna and Carlotta sawmills, and Palco-owned homes to be sold after certain milestones have been met. Any remaining principal balance of the New Palco Term Loan is due on July 18, 2011. Accordingly, continued compliance with these new debt facilities is dependent on Palco's ability to meet its EBITDA projections and timely complete required asset sales. The New Palco Term Loan and the New Palco Revolving Credit Facility contain customary events of default and customary remedies with respect to the occurrence of an event of default.

Management

On July 25, 2006, we appointed Mr. George A. O'Brien as our new President and Chief Executive Officer, and on September 1, 2006, we appointed Mr. Frank Shaw Bacik as Vice President and General Counsel. Set forth below is information regarding them and our other key management personnel.

George O'Brien - President and Chief Executive Officer. Prior to joining us, Mr. O'Brien was Senior Vice President of International Paper Company, or "IP," and was responsible for the $5 billion forest products group, which included 6.8 million acres of timberland, primarily in the southern United States, 27 wood products plants and Arizona Chemical Company, the world's leading producer of pine-based specialty chemicals. Before that, Mr. O'Brien was Vice President of IP's timberlands where he was responsible for over 6 million acres of timberlands. Under Mr. O'Brien, International Paper became the first forest products company in the world to have its entire forest operations independently third-party certified to the Sustainable Forest Initiative. He also led IP's creation of several landmark partnerships with major environmental groups such as the Conservation Fund and the Nature Conservancy.

Prior to managing the timberlands, Mr. O'Brien was Chief Executive of the pulp, paper and tissue group of Carter Holt Harvey in New Zealand. Carter Holt Harvey is one of Australasia's leading forest products companies. Prior to his role at Carter Holt Harvey, Mr. O'Brien was Vice President of Corporate Development for IP where he was responsible for numerous acquisitions and investments, including IP's investment in Carter Holt Harvey.

Mr. O'Brien began his career in the oil and gas business, and prior to joining IP, Mr. O'Brien was an investment banker at Smith Barney and E. F. Hutton. Mr. O'Brien has a B.S. degree in petroleum engineering and an MBA from the University of Texas at Austin.

Gary Clark - Vice President—Finance and Administration and Chief Financial Officer. Mr. Clark is responsible for supervising our accounting, financial analysis and planning, information systems, human resources, and purchasing functions. Mr. Clark also oversees banking, lending, leasing, and credit relationships.

Prior to joining Palco in January 1993, Mr. Clark was Treasurer of Kaiser Aluminum & Chemical Corporation. His 25-year career with Kaiser included senior assignments in accounting, finance, production, and strategic planning at both the corporate and business unit level throughout the United States. Mr. Clark has a B.S. degree in finance from the University of California, Berkeley.

Jeffrey Barrett, Ph.D. - Vice President. Dr. Barrett has been a Vice President since April 2005. In this position, he is responsible for all science, forestry, logging and road-related activities on our timber property. Prior to this, he served as the Director of Science Programs. He holds a Ph.D. in Ecology from the University of Georgia, and a B.A. in Environmental Biology from University of California, Santa Barbara. He has over fourteen years of experience in assessing how to provide for economic and management related needs of timber companies and public forestlands while still providing for protection of aquatic and terrestrial ecosystems.

Dr. Barrett oversees harvest planning and approval, scientific monitoring and research, field operations related to logging, and the construction and upgrading of logging roads. He was extensively involved in the negotiations of our habitat conservation plan, or "HCP," and in subsequent efforts to implement and modify this agreement. He also led a majority of company efforts related to environmental regulation and related science and research programs. He is actively involved in governmental affairs, public relations, and litigation involving the company.

Prior to joining us, Dr. Barrett worked for over 10 years in the environmental consulting field where he worked with Weyerhaeuser, Champion International, Simpson Timber, Louisiana Pacific, Pacific Lumber, and the US Forest Service in evaluating the impacts of timber harvest and roads on aquatic resources throughout the Pacific Northwest. Dr. Barrett has given numerous technical and policy talks on forestland management to a variety of audiences and is the author of a number of scientific publications on forestry related subjects

Frank S. Bacik - Vice President and General Counsel. In his new position, Mr. Bacik will be responsible for all of our legal and regulatory affairs. Mr. Bacik was formerly a partner in the Ukiah law offices of Carter, Oglesby, Momsen & Bacik, and for the last 20 years his law practice has focused on natural resource management, land-use planning, real estate development, environmental impact review and related regulatory, administrative and government agency permitting issues. Mr. Bacik is considered a regional specialist in California forestry law and regulation, as well as endangered species protection, habitat conservation planning, surface mining and reclamation, coastal development permitting, and in matters regarding compliance with the California Environmental Quality Act, the California Subdivision Map Act, the California Coastal Act, the federal Clean Water and Clean Air Acts, the National Environmental Policy Act and state and federal Endangered Species Acts. Mr. Bacik worked for many years in the timber industry before obtaining his undergraduate degrees from College of the Redwoods and Humboldt State University. He earned his Juris Doctorate degree in 1987 from the University of the Pacific, McGeorge School of Law, in Sacramento.

RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this private placement memorandum and in our SEC filings or derived from your own examination of us and the terms of the Notes, before making your decision to buy the Notes.

Risks Related to Our Liquidity and Capital Resources

We are highly leveraged and our debt service requirements are substantial.

As of June 30, 2006, our indebtedness totaled $766.0 million, consisting of approximately $723.8 million principal amount of Timber Notes (including the outstanding Timber Notes held in the SAR Account), and approximately $42.2 million aggregate principal amount of indebtedness under our line of credit. Annual interest payments on our Timber Notes are approximately $52.7 million.

Our annual cash flows from operations are expected to be substantially below the minimum levels necessary to satisfy our debt service obligations over at least the next several years.

We expect that our cash flows from operations, together with funds available under our line of credit, will be insufficient, by a substantial amount, to pay the interest on the Timber Notes in 2007. We also expect to incur principal and interest shortfalls for at least the next several years. Failure to pay interest on the Timber Notes when due would constitute an event of default under the Indenture.

If our efforts to address our liquidity issues are unsuccessful, we may default on interest payments on the Timber Notes.

To avoid defaulting on interest payments on our Timber Notes, we must successfully implement one or more strategies beyond the ordinary course of business, such as the following:

•

Restructure the Timber Notes to decrease our minimum payment obligations. In 2005, we devoted considerable resources in an attempt to restructure the Timber Notes. Those efforts were unsuccessful, and we do not currently expect to restructure our required minimum payments on the Timber Notes through negotiations with holders of the Timber Notes.

•

Obtain significant regulatory relief and accommodations in order to increase our harvest levels and ease our regulatory costs. Various regulatory actions have substantially reduced our timber harvest and increased our costs, thereby reducing cash flows from operations. We may not be able to obtain any significant regulatory relief or accommodations.

•

Further reduce our expenditures by laying off employees and shutting down operations. We have already eliminated a substantial portion of the personnel and operations that we believe can be eliminated consistent with performing our obligations under the Indenture and otherwise. As a result, we have very limited capacity to further reduce operating costs.

•

Avoid incurring new liquidity, cash flow or operational problems as a result of regulatory, litigation or other developments. We cannot control or predict the results of our pending, or potential additional future, regulatory and litigation proceedings and matters.

•

Seek and obtain other timely sources of liquidity, such as from asset sales. Our efforts to seek other sources of liquidity, most importantly through our Land Sale Program (see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Investing and Financing Activities—Liquidity Issues" in our Form 10-K and Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Investing Activities—Liquidity Update" in our Quarterly

Report on Form 10-Q for the quarter ended June 30, 2006), may not be completed in time or at sufficient levels to enable us to generate the cash required in order to avoid defaulting on the Timber Notes and our line of credit. Regulatory approvals will be required in connection with our Land Sale Program, and these approvals may not be timely received.

If our efforts to increase our cash flow are unsuccessful or untimely, we may default on the Timber Notes and our line of credit or seek protection by filing under the Bankruptcy Code. In that event, all principal, interest and other amounts related to the Timber Notes may become immediately due and payable and our line of credit debt may also be accelerated. If these accelerations occur, the trustee for the Timber Notes may exercise all rights under the Indenture and related security documents, including applying funds to pay accelerated amounts, and selling our timber and other assets and using the proceeds to pay accelerated amounts. In the event that we seek protection under the Bankruptcy Code, the value of the Notes may be adversely affected. We do not undertake to advise you regarding specific bankruptcy risks, and we urge you to consult your own legal and financial advisors regarding the specific powers of the bankruptcy courts.

In the event of a bankruptcy filing by us or any of our affiliates, your ability to collect on or realize the full principal amount of and all accrued and unpaid interest on your Notes may be adversely affected.

If we or any of our affiliates file for relief under the Bankruptcy Code, there is significant risk that you will not be able to collect or realize on the full principal amount of your Notes and all accrued and unpaid interest thereon. This risk is due not only to what our financial condition might be at the time of any reorganization or liquidation but also to the pervasive equity powers of the bankruptcy courts, their recognition of fiduciary duties, their overriding goal of reorganization, to which other legal rights and policies may be subordinated, the potential relevance of future arising facts and circumstances to the exercise of their judicial discretion, and the costly and adversarial nature of the bankruptcy process.

As permitted by the Indenture, we have from time to time, utilizing funds held in the SAR Account, repurchased certain A-1 Timber Notes and A-2 Timber Notes, including the Notes. As required by the Indenture, Timber Notes repurchased by us were deposited into the SAR Account immediately following their repurchase. The Notes have at no time ceased to be outstanding under the Indenture (other than for voting purposes so long as we own the Notes). Consequently, we are required to pay and have paid interest and principal on all outstanding Timber Notes to the holders of such Timber Notes, including the Notes and other Timber Notes held in the SAR Account. The Notes are, and when sold in this offering will continue to be, A-2 Timber Notes entitled, under the Indenture and the Deed of the Trust referenced in the Indenture, to all of the same rights as other A-2 Timber Notes. As noted on the cover page of this private placement memorandum, we are selling the Notes at a price less than that of the principal amount of the Notes. In the event we file for relief under the Bankruptcy Code, there is a risk that a party in interest may seek to have the discounted amount of the Notes treated as unmatured interest in the form of an original issue discount and disallowed under Section 502(b)(2) of the Bankruptcy Code. We believe that, based upon applicable law, any such action to disallow the discounted amount would likely be unsuccessful.

Amounts on deposit in the SAR Account may not be sufficient to fund Timber Notes Scheduled Amortization in January 2007.

Amounts on deposit in the SAR Account are used on each Timber Notes payment date, as needed, to make principal payments on the Timber Notes sufficient to reduce outstanding principal to an amount specified by the Indenture. If the amount on deposit in the SAR Account on a Timber Notes payment date is less than what is needed to reduce outstanding principal to the amount specified by the Indenture, only the amount on deposit in the SAR Account is required to be paid as a principal payment on the Timber Notes.

Our high level of debt could further exacerbate our liquidity difficulties.

Our high level of debt could similarly have important negative consequences, including:

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt;
•	increasing our vulnerability to general adverse economic and industry conditions; and
•	limiting our ability to respond to adverse government regulation and litigation developments.

Any of these or other factors could further exacerbate our liquidity difficulties.

We may not be able to sell our logs to third parties.

Although it is currently contemplated that all or substantially all of our revenues will be derived from the sale of logs to Palco, should Palco be unable to continue to purchase all of our logs due to its financial difficulties (as discussed below), we would need to seek third party purchasers. Third party purchasers may not be available or, if available, they may not acquire sufficient quantities of logs on terms that would allow us to generate cash flow sufficient to fund our cash needs, including amounts due under the Timber Notes.

The collateral securing the Timber Notes may not be sufficient to satisfy the obligations under the Timber Notes, and there are no third-party guarantees of the payment obligations under the Timber Notes.

The Timber Notes are secured by, and are payable from the proceeds of, certain mortgaged property, which includes our timber property and other assets relating to that property. We do not have any material assets other than the mortgaged property. Accordingly, in the event those proceeds are insufficient to pay amounts payable on the Timber Notes when due, the Trustee and, to the extent permitted under the Indenture, the holders of the Timber Notes will effectively be limited to the exercise of remedies against the mortgaged property, including foreclosure or exercise of power of sale under the deed of trust securing the mortgaged property.

The Timber Notes will not constitute obligations of, or interests in, Palco or any other person. Holders of the Timber Notes will not have recourse against Palco or any other person, or any of Palco's assets. Palco will not be liable to fund any portion of our obligations under the Timber Notes or to make additional investments in us.

Risks Related to Palco's Liquidity and Capital Resources

Palco's high levels of debt and covenant restrictions increase the difficulty of operating its business.

Palco's high levels of debt and covenant restrictions under the New Palco Term Loan and the New Palco Revolving Credit Facility could have a variety of important negative consequences, including:

•	limiting Palco's ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of its operating strategies or other purposes;
•	increasing Palco's vulnerability to general adverse economic and industry conditions;
•

limiting Palco's ability to capitalize on business opportunities, such as purchasing additional log inventories from third parties, and to react to competitive pressures and adverse government regulation and litigation developments; and

•	limiting Palco's ability, or increasing the costs, to refinance indebtedness.

Palco may not be able to timely complete required asset sales.

Palco may not be able complete its asset sale program in a timely manner. Regulatory approvals required to complete the program could delay receipt of liquidity from the program.

Risks Related to Regulatory Matters

Regulatory and legislative actions have the power to limit our harvest levels and require both Palco and us to incur additional costs and suffer other adverse consequences.

The following regulatory and legislative actions, among others, are now having, or have the potential to have, material adverse impacts on both Palco and us:

•

The North Coast Water Board has adopted WWDRs for the Freshwater and Elk River watersheds, which action has the effect of allowing harvesting in these two watersheds to begin once THPs are reviewed and enrolled by the staff of the North Coast Water Board. In addition, the Executive Officer of the North Coast Water Board has approved a monitoring and reporting program, which has the effect of allowing enrollment by the staff of the North Coast Water Board of additional THPs for these two watersheds. See "Recent Developments—Regulatory Matters." However, there can be no assurance that THPs for these two watersheds will ultimately be enrolled or harvested as planned in 2006 or in future years. If there are delays in the enrollment of these THPs, there could be a further significant adverse impact on current and future harvest levels and the cash flows of both Palco and us.

•

The final total maximum daily load limits requirements applicable to our timber property may require aquatic protection measures that are different from or in addition to those in the HCP or that result from the watershed analysis process provided for in the HCP. These requirements may further reduce the harvesting on our timber property and our cash flows and those of Palco.

•

The North Coast Water Board has issued an order, which we refer to as the "Elk River Order," which is aimed at addressing existing sediment production sites through clean-up actions in the Elk River watershed of our timber property, and has initiated the process which could result in similar orders for other watersheds. The Elk River Order has resulted in increased costs that could extend over a number of years and additional orders for other watersheds could have similar effects.

•

The North Coast Water Board has imposed requirements for certain mitigation and erosion control practices in several watersheds within our timber property. The requirements imposed to date have significantly increased operating costs. Additional requirements imposed in the future could further increase costs and cause delays in THP approvals.

•

We are uncertain of the operational and financial effects that will ultimately result from California Senate Bill 810, which provides regional water quality control boards with additional authority related to the approval of THPs on land within impaired watersheds. Implementation of this law could, however, result in delays in obtaining approvals of THPs, lower harvest levels and increase costs and additional protection measures beyond those contained in the HCP.

•

The designation of a species as endangered or threatened under the Endangered Species Act, or ESA, or the California Endangered Species Act, or CESA, can significantly reduce our harvest levels if that species inhabits our timberlands or if the habitat found on our timberlands is deemed favorable to the species. While the HCP covers 17 different species, it is possible that additional species could be designated as endangered or threatened under both the ESA and the CESA.

•

Laws, regulations and related judicial decisions and administrative interpretations dealing with forest products operations are subject to change, and new laws and regulations are frequently introduced concerning the California timber industry. From time to time, bills are introduced or ballot initiatives commenced that could harm our operations.

Risks Related to Litigation

Litigation proceedings could result in adverse effects on us.

Both Palco and we are involved in a variety of pending legal proceedings. Some of these legal proceedings, were they to be decided against Palco or us, could be materially adverse to our financial condition, results of operations, or liquidity. Moreover, additional legal proceedings could be filed against Palco or us, further increasing litigation costs and subjecting both companies to potential adverse decisions. See Item 3. "Legal Proceedings" of our Form 10-K and Item 1. "Legal Proceedings—Litigation" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

Risks Related to the Timber Industry

Adverse weather conditions that restrict Palco's ability to harvest timber and deliver logs to its log decks will adversely affect our cash flows and those of Palco.

Wet weather conditions restrict Palco's ability to harvest using efficient logging methods and deliver timber. Palco's use of inefficient logging methods, such as helicopter logging, can accelerate harvesting during wet weather conditions but decreases our revenues and increases Palco's costs and reduces its operating margins.

The cyclical nature of our business and Palco's business could adversely affect our results of operations.

Historically, log and lumber prices have been subject to significant price fluctuations. The demand for logs and lumber is affected primarily by the level of new construction activity and, to a lesser extent, by remodeling and repair activity and other industrial uses. These activities are, in turn, subject to fluctuations due to, among other factors:

•	changes in domestic and international economic conditions;
•	interest rates;
•	population growth and changing demographics; and
•	seasonal weather cycles (e.g., dry summers, wet winters) and other weather-driven events.

Decreases in the level of residential construction activity or repair and remodeling activity generally reduce demand for logs and wood products. In addition, timber owners generally increase production volumes for logs and products during favorable price environments. This increased production, however, when coupled with declines in demand for these products in general, could lead to oversupply and lower prices.

The ability to harvest our timber may be subject to other limitations which could adversely affect our operations.

In addition to the limitations resulting from regulatory requirements and litigation proceedings described above, there are many factors that could restrict the ability to harvest our timber, including:

•	damage by fire, insect infestation or disease;
•	prolonged drought;
•	flooding;
•	natural disasters, such as earthquakes;
•	timber growth cycles;

•	weather conditions; and
•	availability of contract loggers.

We do not maintain insurance coverage for damage to our timber.

Competition in the forest products business could materially adversely affect our net sales and our market share.

Palco's business is highly competitive, competing primarily on the basis of:

•	price;
•	service;
•	product availability; and
•	product quality.

Palco's lumber products compete not only with other wood products, which are oftentimes less expensive, but also with metals, masonry, plastic and other construction materials made from non-renewable resources. Competitive considerations, such as total industry production and competitors' pricing, as well as the price of other construction products, affect the sales prices for Palco's lumber products. Competition in the common grade redwood and Douglas-fir lumber market is intense, and Palco competes with numerous large and small lumber producers. An increase in the amount of competition that Palco faces could have a material adverse effect on our revenues.

The loss of key customers would reduce Palco's cash flows.

In 2005, Palco had one customer that accounted for 16% of its revenues. The loss of key customers would adversely impact Palco's cash flows.

Risks Related to the Notes

There is a limited trading market for the Notes, and an active trading market for the Notes may not develop or be sustained.

The Timber Notes, including the Repurchased Notes, currently have a limited trading market, and an active trading market may never develop. Moreover, the Notes will have different "original issue discount" attribution from the other A-2 Timber Notes and, accordingly, will bear a different CUSIP number and will not be "fungible" with other outstanding A-2 Timber Notes for purposes of determining "original issue discount" under applicable U.S. federal income tax laws. The placement agent has advised us that it does not currently intend to make a market in the Notes. Even if the placement agent does in the future make a market in the Notes, it may discontinue market-making at any time without notice. If an active market is not developed or sustained, the market price and liquidity of the Notes may be adversely affected.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the Notes.

The market price of the Notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;
•	the prevailing interest rates being paid by companies similar to us;
•	the level, direction and volatility of market interest rates generally; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the Notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. A negative change in our credit rating could have an adverse effect on the market price of the Notes.

There are restrictions on resale of the Notes.

The Notes will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and are not transferable except upon satisfaction of the conditions described under "Notice to Investors; Transfer Restrictions." These restrictions may reduce the number of potential buyers and the level of liquidity of the Notes, and you may only be able to sell your Notes, if at all, at prices below those you believe to be reasonable, including prices below the price you paid for the Notes. Therefore, you may be required to bear the risk of your investment for an indefinite period of time. Pursuant to a Registration Rights Agreement to be executed in connection with the sale of the Notes, a form of which is attached as Annex E to this private placement memorandum, we will agree to file a registration statement with the SEC. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement filed by us for a variety of reasons. If the registration statement is not declared effective or ceases to be effective, your ability to transfer the Notes will be restricted.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and require holders of Notes to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the Notes could be voided, or claims in respect of the Notes could be subordinated to all of our other debts if, among other things, we, at the time the Notes are resold by us:

•	received less than reasonably equivalent value or fair consideration for the Notes; and
•	were insolvent or rendered insolvent by reason of the sale of the Notes; or
•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that we would incur, additional debts beyond our ability to pay those debts as they matured.

In addition, any payment by us could be voided and required to be returned to us, or to a fund for the benefit of our creditors. In this case, your right to receive payments in respect of the Notes from us would be effectively subordinated to all of our indebtedness and other liabilities.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets;
•

the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our total existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

Based upon information currently available to us, we believe that the Notes are being sold for proper purposes and in good faith. We do not believe this resale of these Notes would materially impact the measure of insolvency. We have previously announced that we expect to incur future cash shortfalls and, unless we are able to obtain increased cash flow, such as from increased log sales or our Land Sale Program, we will be unable to pay our debts as they come due.

This offering of our Notes is not a firm commitment offering.

We have appointed the placement agent as our agent to assist us in soliciting investors to purchase the Notes on a "reasonable best efforts" basis. The placement agent is not acting as a principal in this offering and has no obligation to us to commit any of its capital to facilitate the distribution of the Notes.

Because the Notes are represented by global securities registered in the name of a depositary, you will not be a "holder" under the Indenture, and your ability to transfer or pledge the Notes could be limited.

Because the Notes are represented by global securities registered in the name of a depositary, you will not be a "holder" under the Indenture, and your ability to transfer or pledge the Notes could be limited. The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee for DTC. Except in the limited circumstances described in the Indenture, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of Notes in certificated form and will not be considered "holders" of the Notes under the Indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the Indenture and to transfer their interests in the Notes. Your ability to pledge your interest in the Notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

Other Risk Factors

Uninsured claims and litigation could adversely impact our operating results

We have insurance coverage against a variety of operating hazards, including business interruption, liability and other losses to the extent deemed prudent by our management and to the extent insurance is available, but the nature and amount of that insurance may not be sufficient to fully cover liabilities arising out of pending and future claims and litigation. Our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. Insurance does not provide complete protection against losses and risks, and our results of operations would be adversely affected by any unexpected claims not covered by insurance.

We depend on our management and employees.

Our success is largely dependent on the skills, experience, efforts and availability of our management and employees. The loss of the services of one or more members of our senior management or of employees with critical skills or the unionization of our workforce could have a negative effect on our business, financial conditions, results of operations or growth. Given the severe operating problems we face, we may find it even more difficult to retain employees, especially in view of our remote location relative to large population centers.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Notes will be approximately $30 million, after deducting placement agent's fees and estimated offering expenses payable by us (including estimated expenses associated with the registration rights that apply to the Notes—see "Registration Rights"). We will contribute the net proceeds of this sale to the SAR Account under the Indenture to fund repayments of principal of the Timber Notes in accordance with the terms of the Indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes to the holders of the Notes. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. Moreover, it deals only with purchasers who hold Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities or currencies, persons holding Notes as a hedge against currency risk or as a position in a "straddle," "hedge," "conversion" or another integrated transaction for tax purposes, holders who are not U.S. Holders (as defined below) or holders whose functional currency is not the U.S. dollar. Furthermore, this discussion does not address the consequences under U.S. federal estate or gift tax laws, the laws of any U.S. state or locality or the tax laws of any foreign jurisdiction.

Holders of Notes are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of the acquisition, ownership and disposition of the Notes under the U.S. federal tax laws and the laws of any relevant state, local or foreign taxing jurisdiction.

As used in this private placement memorandum, the term "U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes,

•	an individual citizen or resident of the United States;
•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if, in general, a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

Accruals of Interest

We expect to sell the Notes at a discount from their principal amount in excess of a statutorily defined de minimis amount. As a result, the Notes will be treated, for U.S. federal income tax purposes, as having been issued with original issue discount, or "OID." Because the Notes will be issued with OID for U.S. federal income tax purposes, we are required to treat the sale of the Notes as an original issuance of the Notes for U.S. federal income tax purposes that is not part of the same issue as the other outstanding A-2 Timber Notes. As a result, for federal income taxes purposes, the Notes will not have the same issue date or issue price as the other outstanding A-2 Timber Notes. In addition, because at the time of the sale of the Notes, the potential amount of prepayment premiums and deficiency premiums is not expected to be insignificant relative to the total expected payments under the Notes, the Notes will be classified as contingent payment debt obligations under the Treasury regulations. Under the terms of the Indenture and the Notes, we, and each holder of a Note, by accepting a beneficial interest in a Note, agree, for United States federal income tax purposes, to treat the Note as indebtedness that is subject to the regulations governing contingent payment debt obligations in the manner described below. As discussed more fully below, the effect of these Treasury regulations will be to:

•	require holders, regardless of their usual method of tax accounting, to use the accrual method with respect to the Notes;
•	result in the accrual of original issue discount by holders in excess of stated interest payments actually received by such holders; and
•	generally result in ordinary income rather than capital gain treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the Notes.

Under the contingent payment debt rules, a holder will be required to include original issue discount in income each year, regardless of the holder's usual method of tax accounting, based on the comparable yield of the Notes. Actual cash payments of interest on the Notes will not be reported separately as taxable income. In order to determine a holder's income, these rules require us to determine, as of the issue date, the comparable yield for the Notes. The comparable yield of the Notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the Notes.

We are required to provide the comparable yield to holders and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the Notes and estimates the amount and timing of contingent payments on the Notes. We have determined that the comparable yield is an annual rate of approximately 12.14%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per Note is set forth in Annex F to this private placement memorandum. By acceptance of a beneficial interest in the Notes, a holder will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, a holder must use the comparable yield determined by us and the projected payments set forth in the projected payment schedule above in determining such holder's interest accruals, and the adjustments thereto, in respect of the Notes.

The comparable yield and the projected schedule are not provided for any purpose other than the determination of a holder's interest accruals thereof in respect of the Notes and do not constitute representations regarding the actual amount of any payment on a Note.

The amount of original issue discount on a Note for each accrual period is determined by multiplying the comparable yield of the Note, adjusted for the length of the accrual period, by the Note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each Note at the beginning of each accrual period will be its original issue price as a result of this offering, increased by any original issue discount previously accrued on the Note and decreased by the amount of any fixed payments and projected amount of any contingent payments previously made on the Note during the period a holder held the Note. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period. We are required to provide information returns stating the amount of original issue discount accrued on Notes held of record by persons other than corporations and other exempt owners.

If the actual contingent payments made on the Notes differ from the projected contingent payments, adjustments will be made for the difference. A positive adjustment for a taxable year, which is the net amount by which actual payments in that year exceed the projected payments in that year, will be treated as additional interest income in the current year. For this purpose, the payments in a taxable year include the fair market value of stock or property received in that year. A negative adjustment for a taxable year, which is the net amount by which the projected payments in that year exceed the actual payments in that year, will be treated in the following manner:

•	first, it will reduce the amount of interest required to be accrued in the current year (determined before any adjustment);

•

second, it will be treated as ordinary loss to the extent that, with respect to prior years, your total interest with respect to the Notes exceeds net negative adjustments treated as ordinary loss; and

•	third, any remaining negative adjustments generally will be treated as a regular negative adjustment in the following taxable year.

The Notes will constitute "applicable high yield discount obligations," commonly referred to as "AHYDOs." The Notes constitute AHYDOs as they have a yield to maturity as determined for federal income tax purposes that is at least five percentage points above the applicable federal rate as of the month in which they are issued and they will be issued with "significant original issue discount" pursuant to rules applicable to AHYDOs. For the month of September 2006, the applicable federal rate that would apply for the Notes is 5.14% for semi-annual compounding.

As the Notes constitute AHYDOs, our deductions for interest with respect to OID will be deferred until the amounts are actually paid in cash or other property. Moreover, a portion of the interest deductions for accrued OID will be permanently disallowed if the Notes have a yield to maturity that exceeds the applicable federal rate plus six percentage points. The AHYDO rules generally do not affect the amount, timing or character of a holder's income. However, a domestic corporate holder may be treated as receiving a dividend in the amount of such disallowed portion allocable to the holder and be eligible for the dividends received deduction.

Sale, Exchange or other Taxable Disposition

A holder generally will recognize gain or loss upon the sale, exchange or other taxable disposition of a Note. The amount of gain or loss on a taxable disposition will be equal to the difference between the amount realized and the holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note will generally be equal to the holder's original purchase price for the Note, increased by any interest income previously accrued by the holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the Note (without regard to the actual amount paid). Gain recognized upon a taxable disposition of a Note will generally be treated as ordinary interest income. Any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Note is held for more than one year). The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to all interest (including original issue discount) payments made to holders and the proceeds from a sale of a Note, unless a holder is an exempt recipient such as a corporation. A 28% backup withholding tax will apply to those payments if a holder fails to provide a taxpayer identification number, or a certification of exempt status, or if fails to report in full interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is intended for general information only and may not be applicable to a particular holder's situation. Potential investors are urged to consult their own tax advisors regarding the particular tax consequences of acquiring, owning and disposing of the Notes, including the tax consequences under state, local or foreign tax laws and the possible effects of changes (possibly including retroactive changes) in U.S. federal and other tax laws.

Treasury Circular 230 Disclosure

The preceding discussion of material U.S. federal income tax considerations and any other discussion in this private placement memorandum of the tax consequences or tax risks of an investment in the Notes (collectively, "written advice") is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on the person. This advice was written to support the marketing of the transaction(s) or matter(s) addressed by this written advice, and the taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor. No limitation has been imposed by legal counsel on disclosure of the tax treatment or tax structure of the transaction(s).

NOTICE TO INVESTORS; TRANSFER RESTRICTIONS

Because the following restrictions will apply with respect to the subsequent resale of the Notes, you are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Notes.

The Notes have not been registered under the Securities Act or any state securities laws. The Notes may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the Notes are being offered by us in reliance on a private placement exemption from registration under Section 4(2) of the Securities Act only to investors that are "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Notes will constitute "restricted securities" (as defined in Rule 144 under the Securities Act). The Notes will be available in minimum denominations of $1,000 and integral multiples of $1,000 in excess of that amount.

In order to purchase the Notes, you will be required to deliver a signed Securities Purchase Agreement in the form attached as Annex D to this private placement memorandum and make various representations, warranties and agreements, including that:

(1)

You are (a) a qualified institutional buyer (as defined in Rule 144A under the Securities Act), (b) aware that the sale to you is being made in reliance on a private placement exemption from registration under the Securities Act and (c) acquiring the Notes for your own account or for the accounts of other qualified institutional buyers.

(2)

You understand that the Notes have not been registered under the Securities Act and that (a) if prior to the expiration of the applicable holding period specified in Rule 144(k) under the Securities Act you decide to offer, resell, pledge or otherwise transfer any of the Notes, those Notes may be offered, resold, pledged or otherwise transferred only (i) to a person whom you reasonably believe is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 promulgated under the Securities Act, subject to our right to require the delivery of an opinion of counsel, certification and/or other information, (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to us or one of our subsidiaries, in each of cases (i) through (iv), in accordance with any applicable securities laws of any state of the United States, and (b) you must, and each subsequent holder is required to, notify any subsequent purchaser of the resale restrictions referred to in (a) above.

(3)

You (a) are able to evaluate for yourself a transaction of the type contemplated in this private placement memorandum, (b) have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its prospective investment in the Notes, and (c) have the ability to bear the economic risks of its prospective investment and can afford the complete loss of your investment.

(4)

You have received a copy of the private placement memorandum relating to the offering of the Notes and acknowledge that (a) you have conducted your own investigation of us and the terms of the Notes and, in conducting your examination, you have not relied on either the placement agent or on any statements or other information provided by the placement agent concerning us or the terms of this offering, (b) you have had access to our SEC filings and other public information as you deem necessary to make your decision to purchase the Notes, and (c) you have been offered the opportunity to ask questions of us and received answers from us, as you deem necessary in connection with your decision to purchase the Notes.

(5)	You understand that we, the placement agent and others will rely upon the truth and accuracy and are entitled to the benefit of the foregoing representations, acknowledgements and agreements and agree that if any of the representations and acknowledgements deemed to have been made by you by your purchase of the Notes are no longer accurate, you must promptly notify us. If you are acquiring the Notes as a fiduciary or agent for one or more investor accounts, you represent that you have sole investment discretion with respect to each of those accounts and you have full power to make the foregoing representations, acknowledgements and agreements on behalf of those accounts.

REGISTRATION RIGHTS

The following summary of the registration rights to be provided in the Registration Rights Agreement is not complete. You should refer to the Registration Rights Agreement for a full description of the registration rights that apply to the Notes. A form of the Registration Rights Agreement is attached to this private placement memorandum as Annex E.

We will agree to file a shelf registration statement under the Securities Act as soon as practicable after the completion of the sale of the Notes. We will use our commercially reasonable efforts to have this shelf registration statement declared effective as soon as practicable after the initial filing, and to keep it effective until the earliest of:

(1)	two years from the latest date of sale under this private placement memorandum of the Notes;
(2)	the date when all Notes will have been registered under the Securities Act and disposed of;
(3)	the date on which all Notes held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act; and
(4)	the date on which the Notes cease to be outstanding.

If we notify the holders in accordance with the Registration Rights Agreement to suspend the use of the prospectus upon the occurrence of certain events, then the holders will be required to suspend the use of the prospectus until the requisite changes have been made, and the period of effectiveness of the shelf registration statement provided for above will be extended by the number of days from and including the date of the giving of the notice to and including the date when holders have been advised by us that the prospectus may be used or have received the amended or supplemented prospectus.

A holder of Notes that sells Notes pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with any sales and be bound by the provisions of the Registration Rights Agreement that are applicable to the holder.

Notwithstanding the foregoing, after the effectiveness of the shelf registration statement, we may suspend the availability of the shelf registration statement and the use of any prospectus by written notice to the holders for a period or periods not to exceed an aggregate of 60 calendar days in any twelve month period (we refer to each of these periods of suspension as a "suspension period") upon the occurrence of certain events, including the following:

(i)

the happening of any event that requires us to make changes in the shelf registration statement or any related prospectus in order that the shelf registration statement or any related prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated in the shelf registration statement or any related prospectus or necessary in order to make the statements in those documents not misleading;

(ii)

the occurrence or existence of any pending corporate development or other similar event with respect to us or a public filing with the SEC that, in our reasonable discretion, makes it appropriate to suspend the availability of a shelf registration statement and the related prospectus; and

(iii)	it becomes necessary to amend the shelf registration statement or supplement the related prospectus to comply with the Securities Act or Exchange Act or the respective rules under those laws.

We will give notice of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders in the same manner as we would give notice to holders of Notes under the Indenture. We will give notice of the effectiveness of the shelf registration statement to all holders. Holders will need to deliver a notice to us if they wish to have their Notes covered by the shelf registration statement and related prospectus. Holders are required to deliver the notice prior to the filing of the shelf registration statement so that they can be named as a selling security holder in the prospectus. From and after the date the shelf registration statement is declared effective, each holder wishing to sell its Notes pursuant to the shelf registration statement and related prospectus will need to deliver a notice to us at least 10 business days prior to any intended distribution. As promptly as practicable after the later of receipt of a notice or the expiration of any suspension period in effect when that notice is delivered, we will file, if required by applicable law, a post-effective amendment to the shelf registration statement or a supplement to the prospectus contained in the shelf registration statement. In no event will we be required to file more than one post-effective amendment in any calendar quarter or to file a supplement or post-effective amendment during any suspension period.

We will pay all expenses incident to our performance of and compliance with the Registration Rights Agreement, provide each holder that is selling Notes pursuant to the shelf registration statement copies of the related prospectus as reasonably requested and take other actions as are required under the terms of the Registration Rights Agreement to permit, subject to the foregoing, unrestricted resales of the Notes.

PRIVATE PLACEMENT

We have appointed Imperial Capital, LLC to act as our agent to assist us in soliciting investors to purchase the Notes on a "best efforts" basis. We may appoint additional placement agents. The placement agent is not acting as a principal in this offering and has no obligation to us to commit any of its capital to facilitate the distribution of the Notes.

We will offer the Notes to you, subject to certain conditions. We reserve the right to reject any commitment to purchase the Notes in whole or in part and to allot any prospective purchaser less than the full amount of Notes sought by it.

The minimum initial investment in the Notes is $1.0 million. In order to purchase the Notes, you must deliver a signed Securities Purchase Agreement to us in the form attached as Annex D to this private placement memorandum containing your agreement to purchase up to the principal amount of Notes you specify on the signature page of the agreement not later than 5:00 p.m. (New York time) on October 10, 2006. The Securities Purchase Agreement must be delivered in the manner specified in that agreement. The Securities Purchase Agreement will set forth the amount of Notes you agree to purchase and we agree to sell, but we may in our discretion reduce that amount by notifying you by telephone.

Unless we agree otherwise, payment for your Notes must be made by wire transfer of immediately available funds to us. If the conditions to the closing of this offering as specified in the Securities Purchase Agreement are met, we will deliver your Notes to the DTC account specified in your Securities Purchase Agreement. If the conditions to closing are not satisfied, we will return your funds to you promptly, without interest. The placement agent will not advance funds on behalf of purchasers, so any failure on your part to make the necessary payment will result in a delay in your receipt of your Notes and may result in termination of this offering.

The Notes will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and are not transferable except upon satisfaction of the conditions described under "Notice to Investors; Transfer Restrictions."

We are offering to sell the Notes only in places where offers and sales of the Notes are permitted. Neither the SEC nor the regulatory authority of any state has endorsed the merits of this offering or passed upon the accuracy or adequacy of this private placement memorandum. No action has been taken in any jurisdiction, including the United States, by us or the placement agent that would permit the public offering of the Notes offered hereby in any jurisdiction where action for that purpose is required. The Notes offered hereby may not be offered or sold, directly or indirectly, nor may this private placement memorandum or any other offering material or advertisements in connection with the offer and sale of the Notes be distributed or published in any jurisdiction, except in compliance with the laws of that jurisdiction. You are advised to inform yourself about, and to observe any restrictions relating to, the offering of the Notes and distribution of this private placement memorandum. This private placement memorandum does not constitute an offer to purchase or a solicitation of an offer to sell any of the Notes offered by this private placement memorandum in any jurisdiction in which the offer or solicitation is unlawful.

The Notes are securities for which there currently is a limited trading market, and an active trading market in the Notes may never develop. The placement agent has advised us that it does not currently intend to make a market in the Notes. Even if the placement agent does in the future make a market in the Notes it may discontinue market-making at any time without notice. We do not intend to apply for the listing of the Notes on any securities exchange. We expect the Notes to be eligible for designation in the PORTAL® Market of NASD, Inc. We can offer no assurance as to the development or liquidity of any market for the Notes.

At any time, the placement agent may trade the Notes for its own account or for the accounts of its customers and, accordingly, may have a long or short position in the Notes. The placement agent and its affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to us. We have agreed to indemnify the placement agent against, or to contribute to payments that the placement agent may be required to make with respect to, certain liabilities.

Annex F

Information Regarding Original Issue Discount

The table below sets forth a projected payment schedule, based on a comparable yield of 12.14%. The projected payments set forth in this table are based upon a number of underlying assumptions, including those regarding future harvest levels, that may not prove to be accurate. Harvest levels beyond 2015 are inherently less predictable due to, among other things, uncertainty surrounding future regulatory and harvesting constraints. Actual results may differ materially from these projections. This projected payment schedule is not provided for any purpose other than the determination of a holder's interest accruals thereof in respect of the Notes and does not constitute a representation regarding the actual amount of any payment on a Note.

Annex F

Payment Date	Interest Payment	Premium Payment	Principal Payment
1/20/2007	$1,475,858	$-	$2,455,276
7/20/2007	1,388,573	-	2,068,954
1/20/2008	1,315,022	-	1,788,885
7/20/2008	1,251,427	17,605	-
1/20/2009	1,251,427	25,255	-
7/20/2009	1,251,427	45,805	-
1/20/2010	1,251,427	55,564	-
7/20/2010	1,251,427	78,736	-
1/20/2011	1,251,427	90,809	-
7/20/2011	1,251,427	116,820	-
1/20/2012	1,251,427	131,436	-
7/20/2012	1,251,427	160,499	-
1/20/2013	1,251,427	177,871	-
7/20/2013	1,251,427	210,207	-
1/20/2014	1,251,427	230,555	-
7/20/2014	1,251,427	264,014	-
1/20/2015	1,251,427	264,014	-
7/20/2015	1,251,427	264,014	-
1/20/2016	1,251,427	264,014	-
7/20/2016	1,251,427	264,014	-
1/20/2017	1,251,427	264,014	-
7/20/2017	1,251,427	264,014	-
1/20/2018	1,251,427	264,014	1,392,687
7/20/2018	1,201,917	253,569	-
1/20/2019	1,201,917	253,569	4,139,369
7/20/2019	1,054,762	222,524	-
1/20/2020	1,054,762	222,524	5,283,681
7/20/2020	866,928	182,896	522,454
1/20/2021	848,354	178,978	6,194,742
7/20/2021	628,131	132,517	1,101,553
1/20/2022	588,971	124,255	7,094,211
7/20/2022	336,772	71,049	1,759,403
1/20/2023	274,225	57,853	7,713,785
7/20/2023	-	-	-
1/20/2024	-	-	-
7/20/2024	-	-	-
1/20/2025	-	-	-
7/20/2025	-	-	-
1/20/2026	-	-	-
7/20/2026	-	-	-
1/20/2027	-	-	-
7/20/2027	-	-	-
1/20/2028	-	-	-
7/20/2028	-	-	-
Total	37,264,733	5,153,012	41,515,000

$41,515,000

Scotia Pacific Company LLC

7.11% Series B Class A-2 Timber Collateralized Notes due 2028

______________________________________

Private Placement Memorandum

______________________________________

___________________

Imperial Capital, LLC

___________________

Placement Agent